EXHIBIT 2



         Set forth below is a summary of acquisitions of beneficial ownership in the Shares of the Issuer by Phillip Frost, M.D., effected from August 22, 1996 through the date of this Amendment No. 16.

                NUMBER OF SHARES       PRICE PER            TYPE OF
DATE               ACQUIRED              SHARE            TRANSACTION
----               --------              -----            -----------

11/20/96             25,000             11.00        Open Market Transaction
11/19/96             25,000             11.375       Open Market Transaction
11/14/96             25,000             12.25        Open Market Transaction
11/14/96             25,000             12.375       Open Market Transaction
11/11/96             46,200             13.00        Open Market Transaction
11/11/96              3,800             13.125       Open Market Transaction
11/11/96             50,000             13.245       Open Market Transaction
11/11/96             50,000             13.25        Open Market Transaction
8/22/96               5,700             14.25        Open Market Transaction
8/22/96               5,000             14.375       Open Market Transaction